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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Winland Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 30, 2001

    [WINLAND ELECTRONICS, INC. LOGO]

       WINLAND ELECTRONICS, INC.

1950 Excel Drive (507) 625-7231	Mankato, MN 55001 U.S.A FAX (507) 387-2488
www.winland.com

November 30, 2001

Dear Fellow Shareholder:

    We have scheduled our Annual Meeting of Shareholders for Thursday, December 20, 2001 at the Company's offices. You should have already received a proxy statement from us (with a white proxy card attached) and probably a proxy statement from Dyna Technology and Ralph Call (with a blue proxy card attached) as well. If you read our several communications last summer, you will remember that Ralph Call attempted to remove Winland's Board of Directors and replace them with his own slate of directors at a Special Shareholders meeting held on August 21, 2001. Shareholders rejected Mr. Call's plan at that meeting. Now Mr. Call is back again, asking for your vote in favor of his nominees and making a call for major change in Winland's business without explaining what that change might be.

    Let's review major changes your board and management team have implemented over the past twelve months.

  •
  In the fourth quarter of 2000, as the economy began to slow down, we began adjusting our operating expenses and continue to do so. In the past twelve months, we have taken measures that are expected to reduce fixed costs by approximately $1.3 million annually.

  •
  We have reduced our debt by over $2,000,000 since year end 2000 and continue to reduce inventory levels of raw materials used in the products and services we provide.

  •
  We have challenged our staff to embrace lean operating systems and procedures not just for the short term but also for the long term. Although staff reductions are always painful to execute, we also reduced our workforce by 30 people.

    Obviously, cutting costs alone will not preserve and increase the value of the Company. We are making a major emphasis to accelerate our sales efforts and win new customers. In August, we announced the signing of four new OEM customers. Our sales and marketing team is extremely focused and we have added a new sales executive with a solid record of success in our market. In the few short months since the appointment of Lorin Krueger as your new CEO and Bob Dessalet as your Chairman, all our efforts have been directed toward producing the kind of earnings that will eventually be rewarded by the market in a higher stock price for your shares. This is the magnitude of change that is taking place at Winland. In contrast, we have heard only shallow words from Mr. Call and his loosely connected committee.

    We urge you to reject Mr. Call and his nominees again, by discarding any blue proxy card you may have received from Dyna Technology. Support your Board of Directors by voting FOR management's nominees and AGAINST the shareholder proposal on the enclosed WHITE proxy card. Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope today. (If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts. You do not have to return the Blue card at all.)

    We ask you to vote for management's nominees and against the shareholder proposal for the following reasons:

      1.  Mr. Call has done enough damage to the Company. In connection with the August 21, 2001 Special Meeting demanded by Dyna Technology, the Company incurred expenses of approximately $238,000, for legal counsel, proxy solicitation fees and related costs. According to Dyna Technology's proxy materials for the August 21 Special Meeting, Dyna Technology estimated that it would spend approximately $200,000 for similar expenses. Now Mr. Call has insisted on another proxy fight. We refuse to incur the same level of expenses and are adopting a bare bones approach to this meeting. We have not hired a proxy solicitor in order to avoid spending the $50,000 or more in fees required for such service. We will hold the meeting at the Company's offices to minimize cost. Mr. Call, however, has hired a proxy solicitor and estimates that he will spend $80,000 in connection with the current solicitation. He plans to ask the Company to pay his expenses if he is successful. Put a stop to Mr. Call's reckless proxy fights by showing him he has no support.

      2.  Mr. Call's proxy fights distract management and discourage board participation. Management of the Company has better things to do than respond to Mr. Call's repeated proxy contests. As indicated by the resignation of Mr. Ewert and Mr. Legus in October, it is difficult to keep good directors in an environment of conflict. This also applies to employees who are the heart of any business. After the August 21 Special Meeting, we tried to make peace with Mr. Call by offering a board seat to Paul Holzhueter, who was then a member of Mr. Call's "Shareholder Protective Committee." Ironically, Mr. Holzhueter declined to serve because he was concerned about the protection offered by the Company's insurance against claims from major shareholders like Dyna Technology.

      3.  Despite his words of concern for shareholders, Mr. Call is motivated by self-interest. Lorin Krueger met with Mr. Call at Mr. Call's offices following the August 21 meeting in an attempt to begin conversations that might lead to a resolution of Mr. Call's concerns. During the meeting, Mr. Call offered to refrain from any further proxy contests if the Company paid him $1,000,000 to purchase Dyna Technology's shares in Winland. The Company's Board was offended by Mr. Call's attempt to abuse the proxy statement process for his own personal benefit and to the detriment of the other shareholders. The Board concluded that it could not use the Company's resources to pay off Mr. Call.

    Your Board and management are dedicated to protecting and enhancing the value of your investment in Winland. We have two new directors, Mr. R. Terren Dunlap and Mr. James Reissner, who are both highly-qualified businessmen with experience in managing publicly-held companies. These directors, together with our three continuing directors, Lorin Krueger, Thomas J. de Petra and S. Robert Dessalet, deserve your support. We urge you to vote FOR management's nominees and AGAINST Dyna Technology's proposal by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope today. (Again, please just discard any blue proxy card that you may receive. If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.)

Thank you for your continued support.

Sincerely,

/s/ S. ROBERT DESSALET S. Robert Dessalet Chairman of the Board of Directors	/s/ LORIN KRUEGER Lorin Krueger President and CEO

YOUR VOTE IS IMPORTANT

Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign, date and return the enclosed WHITE proxy card TODAY to ensure that your vote is represented at the Meeting.

If you have any questions or need assistance in voting your shares, please call Linda A. Annis or Jennifer A. Thompson
at 507-625-7231 (Monday through Friday from 8 a.m. to 5 p.m. CST).

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MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 30, 2001